SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

UIL Holdings Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 10, 2006

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2006.

3.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

You can vote your shares of common stock at the annual meeting if UIL Holdings Corporation’s records show that you owned the shares on March 7, 2006.

Whether you plan to attend the annual meeting or not, please fill in, sign, date and promptly return the enclosed proxy in the envelope that we have provided to you. If you mail us back the envelope from anywhere in the United States, then you don’t have to put any postage stamps on the envelope.

April 6, 2006

By Order of the Board of Directors,

SUSAN E. ALLEN
Vice President Investor Relations,
Corporate Secretary and Treasurer

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (UIL Holdings) is mailing this proxy statement and the accompanying proxy form on or about April 6, 2006 to all of its shareowners who, according to its records, held common stock as of the close of business on March 7, 2006, in connection with the solicitation of proxies for use at the 2006 Annual Meeting of the Shareowners. The Annual Meeting will be held on Wednesday, May 10, 2006 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners. UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. In addition, UIL Holdings has retained Georgeson Shareholder Communications, Inc. of New York, New York, to aid in the solicitation of proxies by similar methods at a cost to UIL Holdings of approximately $12,500, plus expenses.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 7, 2006, the record date for the annual meeting, 14,721,240 shares of UIL Holdings’ common stock were outstanding. Shareowners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan for the shares of UIL Holdings’ common stock, will receive proxy forms that cover the shares held in their accounts under the plan.

If you properly sign and return a proxy form, then the shares covered by that proxy form:

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will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the eleven persons named in this proxy statement, or any other person or persons that the present Board of Directors names as a substitute nominee if one or more of the eleven persons named is unable to serve;

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will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2006; and

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will be voted in accordance with the discretion of the person or persons designated as proxies on the proxy form with respect to other matters, if any, that come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with UIL Holdings’ Corporate Secretary a written notice of revocation or another properly signed proxy form bearing a later date. If you attend the meeting in person, you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave would be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a Corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

PRINCIPAL SHAREOWNERS

In statements filed with the Securities and Exchange Commission, the persons identified in the table below have disclosed beneficial ownership of shares of UIL Holdings’ common stock as shown in the table. The percentages shown in the right-hand column are calculated based on the 14,721,240 shares of common stock outstanding as of the close of business on March 7, 2006 and, as described in the footnote in the table below, are not intended to be additive to arrive at a percentage of the outstanding shares held by all of those listed in the table. In the statements filed with the Securities and Exchange Commission, none of the persons identified in the table, except David T. Chase, Arnold L. Chase and Cheryl A. Chase, have admitted beneficial ownership of any shares not held in their individual names. All of the persons identified in the table have denied that they have acted, or are acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings’ common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	RLC Investments LLC (1) 280 Trumbull Street Hartford, CT 06103	625,000 shares, owned directly	4.25%

Common Stock	Cheryl A. Chase 280 Trumbull Street Hartford, CT 06103	929,000 shares, owned directly and indirectly(1)	6.31%

Common Stock	Arnold L. Chase 280 Trumbull Street Hartford, CT 06103	1,100,386 shares, owned directly and indirectly(1) (2)	7.47%

Common Stock	The Darland Trust(3) 15 Queen Street Hamilton, HMFX Bermuda	146,000 shares, owned directly	0.99%

Common Stock	David T. Chase 280 Trumbull Street Hartford, CT 06103	1,300,000 shares, owned indirectly(4)	8.83%

Common Stock	DTC Family Investments LLC(1) 280 Trumbull Street Hartford, CT 06103	225,000 shares, owned directly	1.53%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Rhoda & David Chase Family Foundation, Inc. (5) 280 Trumbull Street Hartford, CT 06103	27,250 shares, owned directly	0.19%

Common Stock	The Sandra & Arnold Chase Family Foundation, Inc. (5) 280 Trumbull Street Hartford, CT 06103	26,500 shares, owned directly	0.18%

Common Stock	The Cheryl Chase & Stuart Bear Family Foundation, Inc.(5) 280 Trumbull Street Hartford, CT 06103	33,000 shares, owned directly	0.22%

Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	761,540 shares (6)	5.17%

(1)

RLC Investments LLC and DTC Family Investments LLC are limited liability companies that are managed by Arnold L. Chase and Cheryl A. Chase and owned by David T. Chase, Rhoda L. Chase, The Arnold L. Chase Family Spray Trust, a trust for the benefit of Arnold L. Chase and his children and The Cheryl Anne Chase Family Spray Trust, a trust for the benefit of Cheryl A. Chase and her children.

(2)	The shares listed for Arnold L. Chase include 13,500 stock options and 7,986 stock units. Refer to the Stock Ownership of Directors and Officers section for further information.
(3)	The Darland Trust is a trust for the benefit of Cheryl A. Chase and her children. The trustee is Rothschild Trust Cayman Limited.
(4)

All of the shares listed for David T. Chase are included in the shares listed for Cheryl A. Chase, his daughter, Arnold L. Chase, his son, RLC Investments LLC, DTC Family Investments LLC, and The Darland Trust.

(5)	The Chase family foundations are charitable private foundations that are controlled by Cheryl A. Chase, Arnold L. Chase and David T. Chase.
(6)

Based upon information provided in a Schedule 13G filed by Barclays Global Investors, NA and its affiliates on January 30, 2006. Barclays Global Investors, NA and Barclays Global Fund Advisors have sole voting power with respect to 330,191 and 340,599 shares, respectively and dispositive power with respect to 416,039 and 345,501 shares, respectively. The Schedule 13G notes that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than 5% of the shares of UIL Holdings’ common stock as of the close of business on March 7, 2006.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy form, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as Directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a Director, if that should occur, your shares will be voted for any other person that the present Board of Directors names as a substitute nominee. All of the nominees listed below were elected Directors at the last annual meeting. The stated age of the Director nominees will be their age at May 10, 2006. The Board of Directors has adopted a policy that states that a Director will not be a candidate for re-election after his or her seventieth birthday.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
Thelma R. Albright	59	1995

Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey, a consumer and healthcare products manufacturer. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, and Church and Dwight, Inc.

Marc C. Breslawsky	63	1995

Former Chairman and Chief Executive Officer, Imagistics International Inc., Trumbull, Connecticut, a sales, service and marketing organization offering enterprise office imaging and document solutions in the United States and Europe. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, C.R. Bard, Inc., The Brinks Company and Océ America Holding Company.

Arnold L. Chase	54	1999

Member of the Board of Directors and President, Gemini Networks, Inc., Hartford, Connecticut, an open-access, hybrid fiber coaxial communications network provider, and Executive Vice President, Chase Enterprises, Hartford, Connecticut, an investment holding company. Also, Director, UIL Holdings Corporation, The United Illuminating Company, and Connecticut Public Broadcasting, Inc.

John F. Croweak	69	1987

Former Chairman of the Board of Directors and Chief Executive Officer, Anthem Blue Cross & Blue Shield of Connecticut, Inc., North Haven, Connecticut, a healthcare insurance provider. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, and NewAlliance Bank Corporation.

Betsy Henley-Cohn	53	1989

Chairperson of the Board of Directors and Treasurer, Joseph Cohn & Son, Inc., New Haven, Connecticut, a construction sub-contracting business. Also, Chairperson of BIW Limited, a water utility; and Director, UIL Holdings Corporation and The United Illuminating Company. Former Director of The Aristotle Corporation and Citizens Bank of Connecticut.

John L. Lahey	59	1994

President, Quinnipiac University, Hamden, Connecticut. Also, Director, UIL Holdings Corporation, The United Illuminating Company, Yale New Haven Hospital, The American Bar Association Council of the Section of Legal Education and Admissions to the Bar, The NYC Saint Patrick’s Day Parade, Inc. and The Aristotle Corporation.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
F. Patrick McFadden, Jr.	68	1987

Former Chairman of the Board of Directors, Citizen’s Bank of Connecticut, New Haven, Connecticut, a commercial banking institution. Currently, Vice-Chairman of the Board of Directors, Yale-New Haven Health Services Corporation; Director, UIL Holdings Corporation, The United Illuminating Company and Higher One, a banking company. Member, Representative Policy Board of the South Central Connecticut Regional Water District.

Daniel J. Miglio	65	1999

Former Chairman, President and Chief Executive Officer of SNET Corporation and the Southern New England Telephone Company, New Haven, Connecticut, telecommunications companies. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Yale-New Haven Health Services Corporation.

William F. Murdy	64	2001

Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA, a national consolidation of heating, ventilation, air conditioning and related services companies serving the commercial and industrial markets. From late 1997 until July of 1999, Mr. Murdy served as Chairman, President and Chief Executive Officer of LandCare USA, Inc., a national consolidation of large commercial landscape and tree service companies; and from July of 1999 until his election as Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA in 2000, he served as President and Chief Executive Officer of Club Quarters, a chain of corporate membership hotels. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, Kaiser Aluminum, NetVersant Solutions, and Compact Power Inc. Member, National Board and Executive Committee of Business Executives for National Security, the Council on Foreign Relations, the Board of Trustees of the Association of Graduates of the U.S. Military Academy, and the Corporate Council of the Vietnam Veterans Memorial.

James A. Thomas	67	1992

Former Associate Dean, Yale Law School, New Haven, Connecticut. Currently, Trustee, Yale New Haven Hospital; Director, UIL Holdings Corporation, The United Illuminating Company, People’s Bank and Sea Research Foundation; and Chairman of the Board of Trustees, People’s Mutual Holdings.

Nathaniel D. Woodson	64	1998

Chairman of the Board of Directors and Chief Executive Officer, UIL Holdings Corporation; Chairman of the Board of Directors and Chief Executive Officer, The United Illuminating Company, a direct subsidiary of UIL Holdings Corporation; and Chairman of the Board of Directors, United Resources, Inc., a direct subsidiary of UIL Holdings Corporation. Mr. Woodson served as Chairman of the Board of Directors, President and Chief Executive Officer of The United Illuminating Company during the period December 31, 1999 to February 1, 2001 and Chairman of the Board of Directors, President and Chief Executive Officer of UIL Holdings Corporation from its inception on March 22, 1999 until January 23, 2006, at which time he ceased serving as President. Also, Director, NewAlliance Bancshares, Inc. and CURE (Connecticut United for Research Excellence); Trustee, Yale-New Haven Hospital; Member, Governor’s Council on Competitiveness and Technology, and Regional Leadership Council, and Regional Growth Partnership; Board Member, International Festival of Arts and Ideas.

Information Regarding the Board of Directors

During the year 2005, the Board of Directors of UIL Holdings held 15 meetings. The average attendance record of the Directors was 99% for meetings of the UIL Holdings’ Board of Directors and its committees held during 2005.

At least four times a year, the non-employee Directors of the Board of Directors meet in executive session. Mr. McFadden, who acted as the Lead Director in 2005, has been elected again as the Lead Director by the Board of Directors and presides over the executive sessions. The Board of Directors adopted the following responsibilities as they relate to the Lead Director.

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors

•	Record minutes of the executive sessions and report to the Chairman on all executive sessions

•	Maintain a file of executive session minutes from Board meetings and executive session minutes of Committee meetings

•	Serve as liaison between the Chairman and the independent Directors

•	Call meetings of the independent Directors

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Obtain additional information, as necessary, for agenda items, allocate time for Board meetings and matters to be presented at the meetings and request other materials or data to be sent to the Directors

•	Ensure that he/she is available for consultation and direct communication with major shareowners

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 9 of the Board’s 11 director nominees, or approximately 82%, are independent directors. In accordance with New York Stock Exchange corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These standards are included as Appendix A to this proxy statement and are posted on our website (www.uil.com). A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and the Corporation and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent under the standards set forth on Appendix A and the NYSE listing standards: Ms. Albright, Mr. Breslawsky, Mr. Croweak, Ms. Henley-Cohn, Mr. Lahey, Mr. McFadden, Mr. Miglio, Mr. Murdy and Mr. Thomas. The Board has determined that Messrs. Chase and Woodson do not meet the Corporation’s independence standards. Mr. Woodson is not independent because he is the Chairman and Chief Executive Officer of the Corporation. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Corporation is a lessee.

Committees of the Board of Directors

Ms. Henley-Cohn and Messrs. Croweak, McFadden and Woodson serve on the Executive Committee of the Board of Directors. The Executive Committee is a standing committee that has and may exercise all the powers of the Board of Directors when it is not in session. The Executive Committee of the UIL Holdings’ Board of Directors held one meeting during 2005.

Messrs. Breslawsky, Croweak, McFadden, Miglio, Murdy and Thomas serve on the Audit Committee of the Board of Directors. The Audit Committee is a standing committee that oversees financial accounting and reporting practices, evaluates the reliability of UIL Holdings’ system of internal controls, assures the objectivity of independent audits, explores other issues that it deems may potentially affect UIL Holdings, and makes recommendations regarding such matters to the officers and to the Board of Directors. Mr. Miglio is the Chairperson of the Audit Committee. Messrs. Breslawsky, Croweak, Miglio and Murdy are each an Audit Committee financial expert, as defined by the regulations of the Securities and Exchange Commission. On February 23, 2004, the Board of Directors adopted an Audit Committee Charter that meets the current requirements of the Securities and Exchange Commission regulations and The New York Stock Exchange listing standards. The Audit Committee Charter is posted on the Corporation’s website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Audit Committee of UIL Holdings’ Board of Directors held eight meetings during 2005.

Ms. Albright and Messrs. Croweak, Lahey, Murdy and Thomas serve on the Compensation and Executive Development Committee of the Board of Directors. All Members of the Compensation and Executive Development Committee are independent as defined in the listing standards of the New York Stock Exchange. The Compensation and Executive Development Committee is a standing committee that reviews and approves compensation levels for the Chief Executive Officer (CEO), the other executive officers of UIL Holdings and its business unit heads, reviews the performance of the officers, reviews and recommends to the Board of Directors the levels of compensation and other benefits paid and to be paid to the officers other than the CEO, the other executive officers and business unit heads, reviews and administers incentive compensation programs for the officers, recommends to the Board of Directors changes in these programs and reviews the recommendations of management for its succession planning and the selection of officers. The Compensation and Executive Development Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Compensation and Executive Development Committee of UIL Holdings’ Board of Directors held eight meetings during 2005.

Ms. Albright, Ms. Henley-Cohn and Messrs. Breslawsky, Lahey and McFadden serve on the Corporate Governance and Nominating Committee of the Board of Directors. All Members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of The New York Stock Exchange. The Corporate Governance and Nominating Committee is a standing committee that recommends policy with respect to the composition, organization, practices and compensation of the Board of Directors and performs the nominating function for the Board of Directors. The Corporate Governance and Nominating Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider for nomination, the Chairman of the Corporate Governance and Nominating Committee enters into a discussion with that prospective nominee. The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners are given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at our 2007 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2006 and December 31, 2006, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary of

UIL Holdings. The Corporate Governance and Nominating Committee of UIL Holdings’ Board of Directors held five meetings during 2005.

Ms. Henley-Cohn and Messrs. Breslawsky, Miglio, Chase, Lahey and Woodson serve on the Finance Committee of the Board of Directors. The Finance Committee is a standing committee that assists the CEO and senior management with the development of an overall strategic plan, taking into account key strategic issues and providing a focus for defining and implementing the annual goals and projects comprising corporate business and operational plans. The Committee also reviews the financial decisions and transactions necessary to execute the strategic plan, and examines, at least annually, projected income, cash flow and capital structure. In addition, the committee has the fiduciary responsibility for, and oversight of, the pension and benefit plans of the Corporation as well as the review of the investment standards, policies and objectives established for, and the performance and methods of, the pension plan investment managers. The Finance Committee of UIL Holdings’ Board of Directors held five meetings during 2005.

Ms. Albright and Henley-Cohn and Messrs. Breslawsky, Chase, McFadden and Murdy served on a special Succession Committee of the Board of Directors. The special Succession Committee was formed to make recommendations for succession planning and selection of directors and executive officers. The Succession Committee of UIL Holdings’ Board of Directors held six meetings during 2005, but since the appointment of James Torgerson as President of the Corporation, has ceased regular meetings.

TRANSACTIONS WITH MANAGEMENT

Under a lease agreement dated May 7, 1991, one of UIL Holdings’ direct subsidiaries, The United Illuminating Company (UI), leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a Director and shareowner of UIL Holdings (for further details see the Principal Shareowners disclosure above), and members of his immediate family. During 2005, UI’s lease payments to 157 Church Street, LLC totaled $9.5 million.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors (the Board) of UIL Holdings Corporation (the Company) has adopted principles of corporate governance that govern the selection of Board candidates; compensation of Board members; rules regarding structure and operation of Committees; and meetings of and agendas for the Board and its Committees. These practices are reviewed by the Corporate Governance and Nominating Committee periodically, and this review includes the evaluation by the Corporate Governance and Nominating Committee of board practices at other well-managed companies and emerging corporate governance issues. The Company makes available on its website (www.uil.com) its corporate governance guidelines and code of business conduct for the Board of Directors as well as its code of business conduct for officers and employees, and the Corporation will send copies of any such documents to any shareowner who requests any of them by contacting the Corporate Secretary.

Primary Responsibilities of the Board of Directors

Each Director and the Board are expected to promote the best interests of the shareowners in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial, and other controls. Their primary responsibility is to provide effective guidance of the affairs of the Company for the benefit of its shareowners. This includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives; major corporate plans; and strategies. In addition, the Board selects the Company’s Chief Executive Officer (CEO); acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

Access to Management and Outside Advisors

The Directors have complete access to the Company’s senior management, including executive officers. The Board expects that from time to time executives and/or managers will be present at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate their management skills. The Board shall also have access to the Company’s outside counsel and auditors and may retain outside counsel or other professional advisors of its choice with respect to any issue relating to its activities.

Attendance at Board and Committee Meetings

Each Director is expected to attend all meetings of the Board and all meetings of Committees on which the Director is a member. Such attendance at the meetings of the Board and meetings of the Committees is expected to be in person, however, telephonic board attendance is acceptable as long as it is infrequent. The Board recognizes, however, that occasionally meetings may need to be scheduled on short notice when participation of a Director is not possible, either in person or by conference telephone, and that conflicts may arise from time to time to prevent a Director from attending a regularly scheduled meeting. However, the Board expects that Directors will make every possible effort to keep such absences to a minimum.

Selection of Agenda

The Chairman shall establish the agenda for each Board meeting. Any Director may suggest inclusion of additional items on the agenda and it is anticipated that the agenda will be distributed in advance of the Board meeting. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Chairman or Corporate Secretary in advance of the meeting. The agenda should provide for holding executive sessions of the non-management Directors at not less than four regularly scheduled meetings in each year, one of which shall coincide with the Annual Meeting of Shareowners. The Lead Director shall preside over such executive sessions of the Board.

Distribution of Board Materials

In addition to the Board agenda, information that is important to the Board’s understanding of the business of the Company shall be distributed to Directors prior to each Board meeting. Directors also routinely receive quarterly financial reports as well as material press releases, analyst reports, and other information designed to keep them informed of the material aspects of the Company’s business performance and prospects. Directors are expected to review Board materials in advance of meetings.

Board Composition

The entire Board will be elected annually. A Director will not be a candidate for re-election after his or her seventieth birthday. A Director will not be a candidate for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 5,000 shares of the Company’s stock.

At all times a majority of the Board shall be “Independent Directors” as that term is defined from time to time by relevant law and New York Stock Exchange (NYSE) listing standards. Furthermore, the Board shall affirmatively determine the independence of Directors in accordance with relevant law, NYSE listing standards and such other factors as the Board may deem appropriate.

In considering candidates to recommend for nomination or re-nomination to the Board, the Corporate Governance and Nominating Committee shall consider the background, skills, abilities, character and qualifications exhibited by such candidates, as well as other factors bearing on such candidates’ ability to serve effectively, including other board and committee responsibilities. Directors are expected to submit a letter of resignation, subject to acceptance by the Board, upon any significant change in his or her primary employment.

Board Compensation

The Corporate Governance and Nominating Committee will evaluate and make recommendations to the Board with respect to Director compensation. Senior management of the Company shall report periodically to the Corporate Governance and Nominating Committee on the status of the Company’s Director compensation practices in relation to other companies in analogous industries and of comparable size. Any changes in Director compensation should come upon the recommendation of the Corporate Governance and Nominating Committee, but with full discussion and concurrence by the Board.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board Committees. Directors are expected to participate actively in the meetings of each Committee to which the Director is appointed.

The Board has established the following mandatory standing Committees:

Audit Committee: The Audit Committee will have a minimum of three members. The Committee’s functions include: assisting Board oversight of the integrity of the Company’s financial statements; assisting Board oversight of the Company’s compliance with legal and regulatory requirements, including monitoring the integrity of the Company’s reporting standards and systems of internal controls regarding finance, accounting and legal matters; retention and termination of independent auditors to conduct the annual audit; approval of non-audit relationships with the independent auditors; assisting Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Company’s independent external auditors; assisting Board oversight by monitoring the performance of the Company’s internal audit function; providing an avenue of communication among the Company’s independent external auditors, management and the Board of Directors; and reviewing the quarterly and annual financial statements and the annual audit report.

Compensation and Executive Development Committee: The Committee’s functions include: discharging the responsibilities of the Board relating to compensation of the Company’s executives; ensuring that the officers of the Company are appropriately compensated by establishing competitive executive compensation policies that are targeted to comparable companies, and by establishing other supplemental compensation and benefit programs all of which are deemed internally equitable, externally competitive and are designed to align the interests of such officers with those of the Company’s shareowners; making recommendations to the Board regarding the selection of the Company’s CEO and review the CEO’s nominees for other officers of the Company; evaluating the annual performance of the Company’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and recommending changes in such plans.

Corporate Governance and Nominating Committee: The Committee’s functions include: identifying individuals who are qualified to become members of the Board; making recommendations to the Board relating to the Company’s selection and nomination of Directors; reviewing and establishing the compensation of non-employee members of the Board; developing and recommending to the Board a set of corporate governance principles applicable to the Company; reviewing corporate governance trends, issues and best practices; and making recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, including any recommended amendments to the Company’s corporate governance principles.

Each standing Committee shall have a Board-approved written charter detailing its purposes, duties and responsibilities. The Board may also establish other Committees from time to time to deal with specific issues.

Composition of Committee: Only Directors deemed by the Board to be independent in accordance with applicable law and listing standards of the NYSE may serve on the Audit, Compensation and Executive Development and Corporate Governance and Nominating Committees. In addition, the composition of the Committees will be reviewed annually to ensure that each of its members meets the criteria set forth in applicable rules and regulations of the Securities and Exchange Commission, NYSE and Internal Revenue Service.

Assignment and Rotation of Committee Members: The Corporate Governance and Nominating Committee recommends to the Board the membership of the various Committees and their Chairperson and the Board approves such Committee assignments. In making its recommendations to the Board, the Corporate Governance and Nominating Committee takes into consideration the continuity, subject matter expertise, tenure and experience of the individual Board members.

Committee Agendas/Reports to the Board: Appropriate members of management and staff will prepare draft agendas and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairperson, will be reviewed and approved by such Chairperson in advance of distribution to the other Committee members. Any background materials, together with such agenda, should be distributed to Committee members in advance of the meeting for their review and discussion. In addition, each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting. Reports on the items considered at each Committee meeting are to be furnished to the full Board at its next meeting. In addition, all Directors are to be furnished copies of each Committee’s minutes.

Frequency of Board Meetings

The Board shall meet on at least a quarterly basis and special meetings are to be called as necessary. Meetings of the Board and its standing Committees shall be of such frequency and duration as will allow the Board and its Committees adequate time to fulfill their responsibilities.

Annual Performance Evaluation of the Board and Committees

The Corporate Governance and Nominating Committee is responsible for overseeing a self-assessment of the conduct of the Board, as well as reviewing with the Board the results of these assessments, at least on an annual basis. The results will be summarized by the Company’s General Counsel. The evaluation will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, each Committee shall perform a self-evaluation, not less than annually, which will be summarized by the Company’s General Counsel and presented to the Corporate Governance and Nominating Committee, the Chairperson of which will then make a presentation to the Board.

Succession Issues

The Board will develop and adopt a plan of succession for the Chairman and/or CEO, in the event of either of their deaths, disability, removal or resignation. This plan will be reviewed by the Board at least annually.

Evaluation of Chief Executive Officer

The Compensation and Executive Development Committee is responsible for conducting an assessment of the performance of the CEO, at least on an annual basis. The results of the evaluation should be communicated to the CEO by the Chairperson of the Committee. The evaluation should be based on objective criteria, which should include the financial performance of the Company; accomplishment of financial and strategic objectives; and the successful professional development of management personnel.

Director Orientation and Continuing Education

It is the belief of the Board that an orientation program for new Directors should be conducted and which includes background information about the Company’s business; general information about the Board and Committees; and a review of a Director’s duties and responsibilities under Connecticut law. Some of these materials are to be included in a Director’s handbook and others will be included in meetings with key executives, preceding or promptly following the election of a new Director to the Board. The Board will periodically assess the need for continuing education programs for its members. Directors are encouraged to voluntarily participate in any continuing education events which they believe would enhance their value to the Company. The expenses of attending any such events will be borne by the Company if the attending Director so requests.

Communications with Directors

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board of Directors, the Board of Directors has adopted the following procedures for confidential communications to Directors. UIL Holdings’ shareowners and other interested persons may communicate with the non-management Directors of the Company by sending a written letter to the following address:

UIL Holdings Corporation General Counsel Wiggin and Dana LLP One Century Tower P.O. Box 1832 New Haven, CT 06508-1832

All communications received in accordance with these procedures will be sent by the Company’s General Counsel to the appropriate Director or Directors unless the Company’s General Counsel determines that the communication:

•	does not relate to the business or affairs of UIL Holdings or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to Directors.

The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the independent Directors, the full Board of Directors, or one or more of its committees, as well as whether any response to the person sending the communication is appropriate. Any such response will be reviewed by the Company’s General Counsel and will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Company’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Corporate Governance and Nominating Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding Director attendance at the Annual Meetings of the Shareowners, but the Directors generally do attend the Annual Meeting. The Chairman of the Board presides at the Annual Meeting of the Shareowners, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of the Shareowners. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are present for the Annual Meeting. All eleven members of the Board at the time of the Company’s 2005 Annual Meeting of the Shareowners attended that meeting.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings’ common stock beneficially owned, directly or indirectly, as of March 7, 2006, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the Chief Executive Officer of UIL Holdings, (iii) each of the four other most highly compensated persons who served as executive officers of UIL Holdings at the end of 2005, (iv) one additional person who would have been included in group (iii) except for the fact that the individual was not serving as an executive officer of UIL Holdings at the end of 2005 and (v) the total of all of the Directors and executive officers of UIL Holdings serving as of December 31, 2005 as a group.

Name of Individual or Number of Persons in Group	Shares	Stock Options	Stock Units	Total Shares Beneficially Owned Directly or Indirectly
Thelma R. Albright	288	18,000	19,677	37,965
Marc C. Breslawsky	100	18,000	21,062	39,162
Arnold L. Chase (1)	1,078,900	13,500	7,986	1,100,386
John F. Croweak	1,057	4,500	12,589	18,146
Betsy Henley-Cohn	11,086	4,500	4,724	20,310
John L. Lahey	6,184	13,813	7,148	27,145
F. Patrick McFadden, Jr.	2,827	4,500	10,499	17,826
Daniel J. Miglio	3,976	4,500	7,707	16,183
William F. Murdy	2,500	4,500	9,965	16,965
James A. Thomas	4,494	12,000	4,111	20,605
Nathaniel D. Woodson (2)	58,057	267,866	4,865	330,788
Louis J. Paglia	3,746	20,000	—	23,746
Susan E. Allen	3,694	13,233	—	16,927
Gregory W. Buckis	423	1,833	—	2,256
Richard J. Nicholas	3,095	9,833	—	12,928
James P. Torgerson	10,000	—	—	10,000
All Directors and Executive Officers as a group (17 persons)* (3)	1,199,945	410,578	110,333	1,720,856

*	Group consisting of the individuals named in the table, plus one other executive officer, Deborah Hoffman.
(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 7.46% of the 14,721,240 shares of common stock outstanding as of March 7, 2006, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units.

(2)

The number of shares of common stock beneficially owned by Mr. Woodson, as listed in the above stock ownership table, is approximately 2.21% of the 14,721,240 shares of common stock outstanding as of March 7, 2006, adjusted to reflect the additional shares which would be outstanding if Mr. Woodson exercised his stock options and right to receive shares of common stock for his stock units.

(3)

The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 7, 2006; and the number of shares of common stock beneficially owned by all of the Directors and officers as a group represents approximately 11.29% of the 14,721,240 shares of common stock outstanding as of March 7, 2006, adjusted to reflect the additional shares which would be outstanding if all of the directors and executive officers listed above exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes those held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 7, 2006 through the exercise of stock options under UIL Holdings’ 1999 Amended and Restated Stock Plan; and stock units that are in stock accounts under both the UIL Holdings’ Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable, in an equivalent number of shares of UIL Holdings’ common stock, upon termination of service on the Board of Directors.

The numbers in the above stock ownership table are based in part on reports furnished by the Directors and officers. The shares reported for Mr. Chase do not include shares held by other members of his family or entities owned or controlled by him and them, which are described at “Principal Shareowners” above. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, and he has denied that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings’ common stock. With respect to other Directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a Director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership. The Board expects that the Chief Executive Officer will own stock with a value approximately equal to three times his annual salary.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except that voting and investment power is held by the other people or entities described below with respect to the number of shares listed opposite their respective names:

Name	Number of Shares	Name of other person or entity holding voting and investment power
Betsy Henley-Cohn	2,035	Trust
Nathaniel D. Woodson	18,915	Trust
Nathaniel D. Woodson	37,919	General Partnership Trust

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UIL Holdings’ Directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities, to file with the Securities and Exchange Commission (SEC) and The New York Stock Exchange, initial reports of ownership and reports of changes in ownership of UIL Holdings’ common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2005 each of its Directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements, except that Richard J. Nicholas made one untimely filing due to administrative oversight.

EXECUTIVE COMPENSATION

The following table shows the annual and long-term compensation, for services in all capacities to UIL Holdings and its subsidiaries for the years 2005, 2004 and 2003, of (i) the Chief Executive Officer of UIL Holdings and (ii) each of the four other most highly compensated persons who served as executive officers of UIL Holdings at the end of 2005.

	Annual Compensation			Long-Term Compensation	All Other Compensation($)
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)
Nathaniel D. Woodson	2005	$637,500	$412,300	47,896	$40,471
Chairman of the Board of	2004	591,900	611,100	79,320	8,596
Directors and Chief	2003	563,475	—	100,000	8,396
Executive Officer (1)

Richard J. Nicholas	2005	$230,751	$125,500	5,000	$30,931
Executive Vice President and	2004	193,775	85,100	—	8,596
Chief Financial Officer	2003	182,325	45,600	10,000	11,936

Louis J. Paglia	2005	$305,400	$302,767	—	$8,580
Executive Vice President	2004	295,450	222,900	—	8,596
	2003	262,950	—	25,000	8,396

Gregory W. Buckis	2005	$182,949	$77,800	—	$8,580
Vice President and Controller	2004	175,100	78,000	—	10,153
	2003	85,674	15,800	5,500	9,969

Susan E. Allen	2005	$173,499	$73,400	—	$8,400
Vice President Investor	2004	152,850	62,400	—	7,266
Relations, Corporate Secretary	2003	148,300	18,900	5,000	7,407
and Treasurer

(1)	On January 23, 2006, James P. Torgerson assumed the duties of President of UIL Holdings from Nathaniel D. Woodson.

None of the persons named in the table received any cash compensation in any of the years shown other than the amounts appearing in the columns captioned “Salary($),” “Bonus($),” and “All Other Compensation($).” None of these persons received, in any of the years shown, any cash-equivalent form of compensation, other than through participation in group life, health and hospitalization plans that are available generally to all salaried employees and the dollar value of which, together with the dollar value of all other non-cash perquisites and other personal benefits received by that person, did not exceed the lesser of $50,000 or 10% of the total salary and bonus compensation received by him or her for the year.

The amounts appearing in the column captioned “Annual Compensation – Bonus($)” in the above table are awards earned pursuant to the annual cash bonus element of the Senior Executive Incentive Compensation or the Executive Incentive Compensation Program described below.

The amounts appearing in the column captioned “Long-Term Compensation – Securities Underlying Options/SARs (#)” represent the number of shares of UIL Holdings’ common stock underlying options granted under the 1999 Amended and Restated Stock Plan. The options are exercisable at the rate of one-third of the options on each of the first three anniversaries of the grant date with the exception of any options granted pursuant to the exercise of reload rights, in which case the options are exercisable on the six-month anniversary of the grant date.

The amounts appearing in the column captioned “All Other Compensation” include (a) cash contributions to the 401(k)/Employee Stock Ownership Plan on behalf of each of the persons named for a company match of pre-tax elective deferral contributions by him or her to the plan from his or her salary and bonus compensation (included in the columns captioned “Salary($)” and “Bonus($)”), (b) pay for unused vacation and (c) the premium value of life insurance paid by UIL Holdings.

The UIL Holdings’ Senior Executive Incentive Compensation Program was established in 2004 for executive officers of UIL Holdings to promote the interests of UIL Holdings, its customers, and its shareholders by (i) helping to attract and retain executives and key managers of high ability, (ii) heightening the motivation of those executives and key managers to attain goals that are in the interests of shareholders and customers, and (iii) encouraging effective management teamwork among the executives and key managers. The program is intended to permit short and long-term incentive awards to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, and thereby ensure deductibility.

The UIL Holdings’ Executive Incentive Compensation Program was established in 1985 for the purposes of (i) helping to attract and retain executives and key managers of high ability, (ii) heightening the motivation of those executives and key managers to attain goals that are in the interests of shareowners and customers, and (iii) encouraging effective management teamwork among the executives and key managers. Under this program, cash awards may be made each year to officers and key employees based on their achievement of pre-established performance levels with respect to specific shareowner goals, customer goals and individual goals for the preceding year, and upon an assessment of the officers’ performance as a group with respect to strategic opportunities during that year. Eligible UIL Holdings’ officers, performance levels and specific goals are determined each year by the Compensation and Executive Development Committee. Incentive awards are paid following the conclusion of an evaluation by the Compensation and Executive Development Committee after the close of the year. Incentive awards are made based on individual target incentive award amounts, which are prescribed percentages of the individual participants’ salaries, ranging from 15% to 70%, depending on each participant’s payroll salary grade or competitive market conditions. A participant may, by achieving his or her pre-established performance levels with respect to specific shareowner goals, customer goals and individual goals for a year, become eligible for an incentive award for this achievement of up to 200% of his or her target incentive award amount for that year.

Employment Agreements

UIL Holdings has entered into an employment agreement with Mr. Woodson, dated November 8, 2004, which continues in effect for a three-year period unless terminated earlier by UIL Holdings on 90 days notice or by Mr. Woodson on 90 days notice. The agreement will be automatically renewed for one additional one-year period unless UIL Holdings provides Mr. Woodson 90 days notice of its decision not to renew the agreement. This agreement provides that the annual base salary rate of Mr. Woodson will be $600,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates for other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Woodson’s annual base salary increased to $650,000 on April 1, 2005 and effective April 1, 2006, his annual salary increased to $682,500. Mr. Woodson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. In addition, Mr. Woodson is entitled to exercise any or all of the 80,000 phantom stock options that were granted to him on February 20, 1998, and which became fully exercisable on February 23, 2003. This agreement also provides that when Mr. Woodson’s employment by UIL Holdings terminates, and assuming he has served in accordance with its terms, UIL Holdings will pay him an annual supplemental retirement benefit in an amount equal to the excess, if any, of (A) over (B), where (A) is 2.0% of his highest three-year average total salary and bonus compensation, multiplied by the number of years (not to exceed 30) of his deemed service as an employee, and (B) is the annual benefit payable to him under the UI pension plan. The agreement also provides that for each of his first five years of actual service, Mr. Woodson will be credited with three years for purposes of calculating the benefit payable to him under the supplemental plan. As of December 31, 2005, Mr. Woodson had 17.8 years of combined service under the supplemental plan and a three-year average compensation level (salary and bonus) of $922,825. If Mr. Woodson had retired on December 31, 2005, his annual benefit at age 65 under the qualified pension plan would be $25,693 payable in a single life annuity. Under the foregoing facts and assumptions, if Mr. Woodson had retired on December 31, 2005, his annual supplemental retirement benefit at age 65 would be $303,441 payable in a single life annuity. Mr. Woodson has timely elected to receive the actuarial equivalent value of his supplemental retirement benefit in a lump sum upon his retirement. If UIL Holdings terminates Mr. Woodson’s employment without cause and he does not retire voluntarily, he will receive four benefits: (i) he will be entitled to receive his supplemental retirement benefit, which will be calculated by assuming that he retires at his normal retirement date and that the benefit is payable in the form of an annuity for his lifetime; (ii) he will receive a lump sum payment in an amount equal to his base salary and bonus earned, but unpaid, prior to his termination, plus he will continue to receive his then-current base salary for a period of three years; (iii) he will continue to participate in the employee benefit plans and programs in which he participated prior to his termination for one year; and (iv) if his termination occurs in connection with a change in control of UIL Holdings, the three-years’ salary continuation benefit will be accelerated into an immediate lump-sum payment, and he will choose either (a) a cash severance payment equal to the product of 1/12 of his base salary rate approved by the Board of Directors of UIL Holdings, plus 1/12 of the short-term annual incentive compensation payment to which Mr. Woodson would be entitled, calculated as if he had been employed by UIL Holdings on the last day of the year of his termination, and as if all goals had been achieved “at target” without pro-ration, multiplied by the number of whole and partial years of deemed service, up to a maximum of 24 years, or (b) an increase of any combination of years of age, or years of service as an employee, totaling six, for purposes of calculating his supplemental retirement benefit and the benefits payable under the UI retiree medical benefit plans. Under UIL Holdings’ Change in Control Severance Plan, if Mr. Woodson’s employment is terminated without cause within two years following a change in control of UIL Holdings and it provides a greater benefit than that available under his employment agreement, he will be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment of three years’ compensation at his then-current salary and bonus rate, an increase of three years of service in the calculation of his supplemental retirement benefit and the benefits payable under the UI retiree medical benefit plans, and three years of continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In the event that continued participation in any benefit plan or program is barred due to Mr. Woodson’s termination of service, he shall be entitled to benefits substantially similar on an after-tax basis to those that he would have been entitled to receive under such plan or program. In addition, under his employment agreement, Mr. Woodson will be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.

UIL Holdings had entered into an employment agreement with Mr. Paglia, dated November 8, 2004, which was in effect through March 31, 2006, which was Mr. Paglia’s last day of employment and at which time UIL Holdings and Mr. Paglia entered into a severance and release agreement. Mr. Paglia’s employment agreement provided for an annual base salary of $305,400, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Paglia was also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. The severance and release agreement provides that Mr. Paglia’s employment was terminated without cause, and in accordance with the provisions of his employment agreement and related severance and release agreement, he is entitled to receive the following benefits: (i) a lump sum payment of $62,890 representing the present lump sum value of supplemental retirement benefit, calculated as of December 31, 2004 and paid to Mr. Paglia as of December 31, 2005; (ii) a lump sum payment in an amount equal to his base salary and bonus earned, but unpaid, prior to his termination; (iii) a lump sum payment of $12,921 representing all accumulated unused vacation due to Mr. Paglia in accordance with UIL Holdings’ existing vacation pay policies and practices; (iv) commencing on the first day of the seventh month following his termination of employment, a severance benefit totaling $916,200, with $458,100 paid out in a lump sum upon such date and the remaining $458,100 being paid out ratably over a 12 month period beginning on such date; (v) a cash bonus of $363,351; (vi) an incentive compensation payment related to strategic objectives achieved in the approximate amount of $975,000; (of which, $302,767 was earned in 2005 and is reflected on the Annual and Long-term Compensation table on page 15); and (vii) he will continue to participate in the medical and dental plans in which he participated prior to his termination for two years on the same basis as if he were an active employee. In addition, under his employment agreement, Mr. Paglia will be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Buckis, dated July 8, 2005, which continues in effect for a two-year period unless terminated earlier by UI at any time on 90 days notice or by Mr. Buckis on 90 days notice. The agreement will be automatically renewed for one additional one-year period unless UI provides Mr. Buckis 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $185,000, subject to revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors. Effective April 1, 2006, Mr. Buckis’ annual salary increased to $196,000. Mr. Buckis is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If UIL Holdings terminates Mr. Buckis’ employment without cause, he will receive two benefits: (i) he will receive a lump sum payment in an amount equal to his base salary and bonus earned, but unpaid, prior to his termination, plus the sum of (a) his annual base salary immediately prior to the date of his termination and (b) the short-term annual compensation payment to which he would be entitled, calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target,” without pro-ration; and (ii) he will continue to participate in the medical and dental plans in which he participated prior to his termination for one year on the same basis as if he were an active employee. Under UIL Holdings’ Change in Control Severance Plan, if Mr. Buckis’ employment is terminated without cause within two years following a change in control of UIL Holdings and it provides a greater benefit than that available under his employment agreement, he will be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment of 1.5 years’ compensation at his then-current salary and bonus rate, an increase of 1.5 years of service in the calculation of the benefits payable under the UIL Holdings retiree medical benefit plan, and 1.5 years of continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In the event that continued participation in any benefit plan or program is barred due to Mr. Buckis’ termination of service, he shall be entitled to benefits substantially similar on an after-tax basis to those that he would have been entitled to receive under such plan or program.

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Ms. Allen, dated July 8, 2005, which continues in effect for a two-year period unless terminated earlier by UI at any time on 90 days notice or by Ms. Allen on 90 days notice. The agreement will be automatically renewed for one additional one-year period unless UI provides Ms. Allen 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $180,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Effective April 1, 2006, Ms. Allen’s annual salary increased to $194,400. Ms. Allen is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If UIL Holdings terminates Ms. Allen’s employment without cause, she will receive three benefits: (i) she will receive a lump sum payment in an amount equal to her base salary and bonus earned, but unpaid, prior to her termination, plus two times the sum of (a) her annual base salary immediately prior to the date of her termination and (b) the short-term annual compensation payment to which she would be entitled, calculated as if she had been employed on the last day of the year of her termination, and as if all goals had been achieved “at target,” without pro-ration; (ii) she will continue to participate in the medical and dental benefit plans in which she participated prior to her termination for two years on the same basis as if she were actively employed; and (iii) the addition of two years of deemed service as an employee in the calculation of the entitlement to and benefit payable under the UI Pension Plan and UI retiree medical benefit plan. Under UIL Holdings’ Change in Control Severance Plan, if Ms. Allen’s employment is terminated without cause within two years following a change in control of UIL Holdings and it provides a greater benefit than that available under her employment agreement, she will be entitled to receive, in lieu of her employment agreement termination benefits, a severance payment of 1.5 years’ compensation at her then-current salary and bonus rate, an increase of 1.5 years of service in the calculation of her benefits payable under the UIL Holdings retiree medical benefit plans, and 1.5 years of continued participation in the employee benefit plans and programs in which she participated prior to her termination on the same basis as if she were an active employee. In the event that continued participation in any benefit plan or program is barred due to Ms. Allen’s termination of service, she shall be entitled to benefits substantially similar on an after-tax basis to those that she would have been entitled to receive under such plan or program.

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Nicholas, dated July 8, 2005, which continues in effect for a two-year period unless terminated earlier by UI at any time on 90 days notice or by Mr. Nicholas on 90 days notice. The agreement will be automatically renewed for one additional one-year period unless UI provides Mr. Nicholas 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary increased to $272,000 on September 26, 2005 and effective April 1, 2006, his annual salary increased to $282,900. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If UIL Holdings terminates Mr. Nicholas’ employment without cause, he will receive three benefits: (i) he will receive a lump sum payment in an amount equal to his base salary and bonus earned, but unpaid, prior to his termination, plus two times the sum of (a) his annual base salary immediately prior to the date of his termination and (b) the short-term annual compensation payment to which he would be entitled, calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target,” without pro-ration; (ii) he will continue to participate in the medical and dental benefit plans in which he participated prior to his termination for two years on the same basis as if he were actively employed; and (iii) the addition of two years of deemed service as an employee in the calculation of the entitlement to and benefit payable under the UI Pension Plan and UI retiree medical benefit plan. Under UIL Holdings’ Change in Control Severance Plan, if Mr. Nicholas’ employment is terminated without cause within two years following a change in control of UIL Holdings and it provides a greater benefit than that available under his employment agreement, he will be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment of 2 years’ compensation at his then-current salary and bonus rate, an increase of 2 years of service in the calculation of his benefits payable under the UIL Holdings retiree medical benefit plans, and 2 years of continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In the event that continued participation in any benefit plan or program is barred due to Mr. Nicholas’ termination of service, he shall be entitled to benefits substantially similar on an after-tax basis to those that he would have been entitled to receive under such plan or program.

UIL Holdings has entered into an employment agreement with Mr. Torgerson, dated January 10, 2006, which continues in effect until December 31, 2007 unless terminated earlier by UIL Holdings on 90 days notice or by Mr. Torgerson on 90 days notice. The agreement will be automatically renewed for one additional one-year period unless UIL Holdings provides Mr. Torgerson 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $525,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates for other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. In addition, Mr. Torgerson is entitled to an annual grant of restricted stock under the UIL Holdings Corporation Amended and Restated 1999 Stock Plan, awarded in March of each year, equal to that number of shares which results from dividing 15% of his base salary (determined at the commencement of his employment) by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 2,000 shares per year, with each annual grant vesting ratably over a five year period. In addition, the employment agreement provides that Mr. Torgerson is entitled to a one-time grant of 10,000 shares of restricted stock under the UIL Holdings Corporation Amended and Restated 1999 Stock Plan. This grant was made on January 30, 2006, and will vest ratably over a five year period. This agreement also provides that Mr. Torgerson is entitled to reimbursement of reasonable moving costs incurred in connection with his relocation to Connecticut. If UIL Holdings terminates Mr. Torgerson’s employment without cause, he will receive two benefits: (i) he will receive a lump sum payment in an amount equal to his base salary and bonus earned, but unpaid, prior to his termination, plus the sum of (a) his annual base salary immediately prior to the date of his termination and (b) the short-term annual compensation payment to which he would be entitled, calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target,” without pro-ration; and (ii) he will continue to participate in the medical and dental plans in which he participated prior to his termination for one year on the same basis as if he were an active employee. Under UIL Holdings’ Change in Control Severance Plan, if Mr. Torgerson’s employment is terminated without cause within two years following a change in control of UIL Holdings and it provides a greater benefit than that available under his employment agreement, he will be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment equal to three times his annual base salary in effect immediately prior to his termination, plus one year continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In the event that continued participation in any benefit plan or program is barred due to Mr. Torgerson’s termination of service, he shall be entitled to benefits substantially similar on an after-tax basis to those that he would have been entitled to receive under such plan or program. In addition, under his employment agreement, Mr. Torgerson will be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.

A rabbi trust has been established to ensure that the supplemental retirement benefits accruing under the employment agreements with Mr. Woodson and certain other officers will be paid in accordance with the terms of such agreements, and to ensure the performance of payment obligations under each of these employment agreements. The trust also assists UIL Holdings in meeting its obligations under the UIL Holdings’ Change in Control Severance Plan in the event of a change in control of UIL Holdings.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/SARS Granted (#)	% of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value $ (1)
Nathaniel D. Woodson	26,533	46.8%	$51.43	5/02/2013	$227,918
	1,776	3.1	51.43	3/27/2010	15,362
	19,587	34.6	51.43	3/26/2011	157,871
Richard J. Nicholas	5,000	8.8	52.08	9/26/2015	42,750

(1)

Based on valuations calculated using the binomial option methodology using the following weighted average assumptions: expected volatility of 24.78%, a risk-free interest rate of 4.10%, expected dividend yield of 6.54% and expected lives of 6.72 years.

The grants to Mr. Woodson consist of options to purchase shares of UIL Holdings’ common stock granted pursuant to the exercise of reload rights on May 12, 2005. The grant to Mr. Nicholas consists of options to purchase shares of UIL Holdings’ common stock granted on September 26, 2005. The options granted to Messrs. Woodson and Nicholas include reload rights and become exercisable on each of the first three anniversaries of the grant date, with the exception of the reload grants, for which the entire grant becomes exercisable on the six-month anniversary of the grant date.

STOCK OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

The following table shows aggregated common stock option exercises during 2005 by (i) the Chief Executive Officer of UIL Holdings, and (ii) each of the other four most highly compensated persons who served as executive officers of UIL Holdings at the end of 2005. In addition, this table shows the number of shares covered by both exercisable and unexercisable options held by such individuals as of December 31, 2005. The amounts listed in the column captioned “Value of Unexercised In-the-Money Options/SARs at FY-End($)” in the table below represent the fair market value of the shares of common stock underlying the options listed as of December 31, 2005 ($45.99 per share) minus the exercise price of such options.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/ SARs at FY-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Nathaniel D. Woodson	56,633	$655,440	234,533	33,333	$11,671	$328,830
Louis J. Paglia	16,667	266,953	20,000	8,333	—	82,205
Susan E. Allen	—	—	11,566	1,667	38,065	16,445
Gregory W. Buckis	—	—	1,833	1,833	13,775	13,775
Richard J. Nicholas	3,333	55,532	6,500	8,333	—	32,880

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts for Non-Stock Price –Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
Nathaniel D. Woodson	9,200	(1)	4,600	9,200	15,180
Richard J. Nicholas	1,900	(1)	950	1,900	3,135
	3,700	(2)	N/A	N/A	N/A
Susan E. Allen	1,600	(1)	800	1,600	2,640
Gregory W. Buckis	1,600	(1)	800	1,600	2,640

(1)	Three-year performance period ends on December 31, 2007.
(2)	Two-year performance period ends on December 31, 2006.

N/A –  Not applicable as award was made under a stock price-based performance measure.

UIL Holdings made performance share grants to each of the above named executives in 2005 under the UIL Holdings Long-Term Incentive Program or, in the case of Messrs. Woodson and Nicholas, the UIL Holdings Corporation CEO/CFO Long-Term Incentive Program. In general, the performance shares granted under this program will vest as of December 31, 2007, unless they sooner vest upon a change in control (if so determined by the Board of Directors of UIL Holdings). Those shares that vest under these performance agreements will be paid in UIL Holdings’ common stock issued from the UIL Holdings Corporation 1999 Amended & Restated Stock Plan to the extent possible within the limits of such plan. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. Benefits are based upon the achievement by two of UIL Holdings’ business units, UI and Xcelecom, Inc. (Xcelecom), of certain performance goals established with respect to their long-term incentive programs, with payment being based on the composite results of such programs weighted 70% and 30%, respectively. Final payout, if any, under the UI portion of the UIL Holdings long-term incentive program is determined based on the average annual return on equity (ROE) achieved during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares granted vesting if the “threshold”, “target” or “maximum” level of performance is achieved, respectively, with interpolation if performance falls between the pre-defined levels. Final payout, if any, under the Xcelecom portion of the UIL Holdings long-term incentive program is determined based on the percentile ranking achieved by Xcelecom, with respect to two equally weighted performance measures, namely, Pre-tax Income as a Percent of Sales and Free Cash flow as a Percent of Sales, as compared against an established group of comparable companies for the performance period. Final payout, if any, under the Xcelecom long-term incentive program will be 0%, 100% or 200% of the target amount of performance shares granted if the “threshold,” “target” or “maximum” level of performance is achieved, respectively, with interpolation if performance falls between the pre-defined levels. The maximum award for 2005 will not exceed 165% of the target amount which represents the weighted average of the maximum award for UI and Xcelecom.

In addition to the agreements mentioned above, UIL Holdings made performance share grants to Mr. Nicholas payable based on the achievement of total shareholder return (TSR) performance goals. Final payout, if any, under this agreement is determined based on the relative TSR percentile achieved by UIL Holdings as compared against an established group of comparable companies selected by the Compensation and Executive Development Committee of the UIL Holdings’ Board of Directors for the period from January 1, 2005 through December 31, 2006. For Mr. Nicholas the target number of shares payable is 3,700 shares, with the maximum allowable payout being 200% of the target.

QUALIFIED DEFINED BENEFIT RETIREMENT PLAN

The following table shows the estimated annual benefits payable as a single life annuity under UI’s qualified defined benefit pension plan on retirement at age 65 to persons in the earnings classifications and with the years of service shown. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the person’s average annual earnings during the three years during which the person’s earnings were the highest, applied uniformly to all persons.

	Estimated Annual Benefits Payable at Age 65
Average Annual Earnings During the Highest 3 Years of Service	20 Years	25 Years	30 Years	35 Years	40 Years
$ 100,000	$32,000	$40,000	$48,000	$48,000	$48,000
150,000	48,000	60,000	72,000	72,000	72,000
200,000	64,000	80,000	96,000	96,000	96,000
250,000	65,600	82,000	98,400	98,400	98,400
300,000	65,600	82,000	98,400	98,400	98,400
350,000	65,600	82,000	98,400	98,400	98,400
400,000	65,600	82,000	98,400	98,400	98,400
450,000	65,600	82,000	98,400	98,400	98,400
500,000	65,600	82,000	98,400	98,400	98,400

Earnings amounts listed in the column captioned “Average Annual Earnings During the Highest 3 Years of Service” include annual salary and cash bonus awards paid under the Executive Incentive Compensation Program (see “Executive Compensation” above). The annual estimated benefit amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

As of their last employment anniversary dates, Messrs. Woodson, Paglia, Buckis and Nicholas and Ms. Allen had 8, 3, 2, 4 and 22 years of service, respectively.

Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $210,000 for 2005. This limit was used in the preparation of the table set forth above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Under the terms of the Supplemental Executive Retirement Plan (SERP) and the terms of their employment agreements, Mr. Woodson and Mr. Paglia are entitled to certain supplemental retirement benefits. For a description and quantification of the annual SERP benefits to which Mr. Woodson and Mr. Paglia are entitled, see EXECUTIVE COMPENSATION – Employment Agreements, above.

The SERP also may provide benefits to certain other executives in the amount of the difference between what their pension benefit would be under UI’s defined benefit pension plan calculated without the compensation limit contained in Section 401(a)(17) of the Internal Revenue Code, and what the actual defined benefit plan benefit is with such limit imposed.

UI maintains a rabbi trust under the SERP, which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives covered by the SERP.

BOARD OF DIRECTORS

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

All of the members of the Compensation and Executive Development Committee of the Board of Directors (the “Committee”) are independent Directors as required by the New York Stock Exchange and Securities and Exchange Commission.

The Committee reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and for other executives named in the proxy report section titled “Executive Compensation” (collectively, “Named Executive Officers”). The Committee determines the compensation of the Chief Executive Officer and other Named Executive Officers based on its evaluation of the individuals’ performance in light of goals and objectives it has established. The Committee recommends to the Board of Directors all of the elements of the compensation of other officers, including the design and adoption of incentive compensation programs, the identity of program participants, salary grades and structure, and annual salaries. The Committee establishes the performance goals applicable to the annual incentive compensation plans, administers the plans and certifies that performance goals and any other material terms were in fact satisfied before authorizing payment of any awards. With respect to the long-term incentive plan, the Committee administers the plan and makes grants and awards under the plan; to the extent that the awards under such plan are performance based, the Committee also establishes the performance goals applicable to such awards, and certifies that the performance goals and any other material terms were in fact satisfied before authorizing payment of any awards.

During 2005, the Committee retained an external and independent compensation consulting firm to assist and advise regarding all policies and plans pertaining to compensation of the Chief Executive Officer and other officers and key employees of UIL Holdings and its subsidiaries. The Committee held eight meetings in 2005, met in executive session three times, and utilized the expertise of its independent consultant numerous times.

Compensation Philosophy

The Committee believes that in order to attract and retain a highly talented executive team, UIL’s compensation practices must remain competitive with those of other companies with which UIL competes for talent. The Committee’s philosophy is to provide overall compensation which will attract and retain qualified executives in order to produce strong financial performance for the benefit of shareowners, while providing a high level of service and value for our customers. The Committee’s compensation decisions in 2005 were based on its assessment of operating results, management of strategic issues and leadership development in relation to pre-established objectives, as well as the nature and level of compensation relative to other energy service and general industry companies.

The key elements of executive compensation at UIL for 2005 consisted of three components: annual salaries, incentives under an annual incentive compensation program, and long-term incentive program awards. Each of these is described in more detail below. It is the Committee’s practice to benchmark each of these components (individually and in total) to the median of select compensation surveys and a group of comparable companies (the “Comparator Companies”). In establishing appropriate compensation levels, the Committee considers the survey and proxy data from the Comparator Companies, along with the recommendations of the Chief Executive Officer for his direct reports, and each executive’s impact on the company’s performance.

The Committee benchmarks compensation for each officer against a weighted blend of median compensation levels for comparably-sized companies. At the beginning of 2005, the Committee chose a weighting for UIL executives of 70% utility and 30% general industry. Later in 2005, the Committee chose a weighting of 80% utility and 20% general industry in connection with a grant to Mr. Nicholas and believes this weighting now more accurately reflects the business of the Corporation and reflects the relative size of its operating businesses during 2005. In addition to this external benchmarking, when setting base salaries, the Committee also considered the executives’ time in position, past performance and potential future contributions to the business.

Incentive Compensation

As described in detail in the proxy report section titled “Executive Compensation,” the annual incentive compensation program and the long-term incentive program are performance-based, and intended to reward performance within different time-frames. Under the Senior Executive Incentive Compensation Program (SEICP), which was established and approved by shareowners in 2004, annual short-term cash awards may be made each year to Named Executive Officers based on their achievement of performance levels formulated by the Committee with respect to (1) specific financial goals, (2) specific corporate or business unit goals, (3) assessment of each of the officers’ performance with respect to strategic opportunities during that year, and (4) assessment of each of the officers’ performance with respect to demonstrated leadership. For 2005, the financial goals were based on earnings per share and cash flow and the business unit goals were based on “scorecards.” SEICP awards are made in cash. Awards paid in 2005 were based on 2004 performance. In 2004, UIL achieved 139% of its earnings per share target and 146% of its operating cash flow target.

In addition to annual (short-term) incentive compensation, the UIL Holdings SEICP provides a performance-based long-term incentive compensation equity component for five Named Executive Officers of UIL Holdings to promote the interests of UIL Holdings, its customers, and its shareholders. This program, along with the UIL Holdings 1999 Amended and Restated Stock Plan, rewards officers and key employees for contributing to the success of the Company over the longer term.

Cash awards may be made each year to all other executives under the Executive Incentive Compensation Program (EICP). Awards under the EICP are based on their achievement of performance levels formulated by the Committee which are similar to those described above for the annual component of the SEICP.

The Committee set the short and long-term incentive opportunities for the Named Executive Officers so that the combination of each officer’s salary and incentive award, assuming that pre-established performance goals were met, would approximate the 50th percentile of the weighted blend of 70% median utility and 30% median general industry salary, except for Mr. Nicholas whose weighting was 80% utility and 20% general industry, and target annual award opportunity levels for similar positions in comparably-sized companies. Goals were established to focus the officers’ attention on corporate financial performance, strategic opportunities, departmental goals, and leadership. For the Chief Executive Officer and Chief Financial Officer, financial objectives relating to earnings per share and cash flow represented 60% of the bonus opportunity. Strategic and leadership objectives comprised the remaining 40%. For the other Named Executive Officers, the percentages were 40% financial and 60% strategic/departmental and leadership.

Target annual short-term incentive payments, expressed as a percentage of base salary and based on position, were set for each executive at the beginning of the year. For 2005, the target award percentages ranged from 25% to 70% of base salary in the UIL Holdings SEICP and 22% to 50% in the EICP. Incentive award payments may range from 0% to 200% of target. Actual results for 2005 financial goals were: 102% of target with respect to the recurring earnings per share from operations and 0% of target with respect to recurring operating cash flow. The Committee assessed performance by the various executive officers for the strategic opportunities/departmental goals and leadership components in the range of 140%-159% and 100-200%, respectively.

Under the 1999 Amended and Restated Stock Plan and the long-term component of the SEICP, the Named Executive Officers and other executives were awarded a total of 46,200 performance shares (based on a UIL stock price of $50.49) determined assuming target levels are met, with the potential of 150%-200% of that number of shares to be awarded if ‘maximum’ levels are met. The Chief Executive Officer’s award was based on a three-year target potential with 50% of the potential granted in 2004 as a one-time performance share grant with payout based on three-year relative total shareholder return (TSR). Of the remaining 50% of the three-year target potential, half was granted in 2004 based on a 70/30 weighted blend of UI and Xcelecom program goals. Of the remaining half, 33% was awarded in 2005 and 17% will be awarded in 2006. The Executive Vice President and Chief Financial Officer’s award will be based partly on the Total Shareholder Return (TSR) goal for 2005 and 2006 and partly on the 2005-2007 performance of the subsidiaries. For all other executives in the SEICP, the number of performance shares granted to each executive was based on one-year median long-term award levels for comparably-sized companies and were based on a 70/30 weighted blend of UI and Xcelecom program goals.

Internal Revenue Code §162(m)

The plans under which Named Executive Officer performance awards and long-term incentive grants are made are shareowner approved and designed to comply with the requirements for federal tax laws on deductibility under Section 162(m) of the Code. The Committee considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. However, the Committee is not precluded from making payments or awards where appropriate to retain and provide competitive incentives to a Named Executive Officer, whether or not the compensation is deductible.

The Committee meets in executive session with other independent directors each year to evaluate the prior year’s performance of Mr. Woodson, UIL’s Chairman and Chief Executive Officer. The results of this evaluation are considered in determining his compensation, consistent with the policies described above. Accordingly, the Committee makes use of market data and a CEO “tally sheet” to determine the appropriateness of Mr. Woodson’s entire compensation package.

In March of 2005, the Committee approved an increase to Mr. Woodson’s salary from $600,000 to an annualized salary of $650,000 effective April 1, 2005. This annual salary was at the median of comparable salary data for the weighted blend of data from energy services and general industry companies of comparable size. It was the Committee’s judgment that the salary was appropriate for an executive with the skills and abilities needed to successfully lead UIL Holdings in a tumultuous general business environment and deregulated utility industry. Mr. Woodson’s cash bonus performance target of 70% of base salary for 2005 under the Senior Executive Incentive Compensation Program was set, in part, based on a target level of recurring earnings per share from operations, and recurring cash from operations available for capitalization reduction or investment.

Executive Share Retention

The Committee believes that senior management should have a significant equity interest in UIL. In order to promote this philosophy and further align the interests of senior management with UIL’s shareholders, the Committee has adopted equity retention guidelines for senior management. Under these guidelines the Chief Executive Officer, the Chief Financial Officer, and the subsidiaries’ presidents are required to retain 50% of the after-tax value of the Long-Term Incentive Plan awards for at least 3 years after receipt. All other participants are required to retain 25% of the after-tax value of their LTIP awards for at least three years.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Dated March 27, 2006 Thelma R. Albright (Chair) John F. Croweak John L. Lahey William F. Murdy James A. Thomas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Director of UIL Holdings who served as a member of the Compensation and Executive Development Committee during 2005 was, during 2005 or at any time prior thereto, an officer or employee of UIL Holdings or any of its subsidiaries. During 2005, no Director of UIL Holdings was an executive officer of any other entity on whose Board of Directors an executive officer of UIL Holdings served.

DIRECTOR COMPENSATION

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as Directors.

The remuneration of non-employee Directors includes an annual retainer fee of $21,000, payable $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year (the $9,000 retainer fee payable for service during the first quarter of the year is payable in shares of UIL Holdings’ common stock or by credit to a stock account under the Non-Employee Directors’ Common Stock and Deferred Compensation Plan described below), plus a fee of $1,000 for each meeting of the Board of Directors or Committee of the Board of Directors attended. The Lead Director and Committee chairpersons (other than the chairs of the Audit Committee and the Compensation and Executive Development Committee) receive an additional fee of $750 per quarter each year. The additional fees of the chairs of the Audit Committee and the Compensation and Executive Development Committee are $2,250 per quarter and $1,500 per quarter, respectively. Non-employee Directors are also provided travel/accident insurance coverage in the amount of $200,000. Under the 1999 Amended and Restated Stock Plan, each non-employee Director was granted 1,200 shares of restricted stock on March 27, 2006. Each Director may decide to defer receipt of these shares, in which case such Director receives a credit to his or her stock account in the UIL Holdings Deferred Compensation Plan. If the Director does not defer receipt of the restricted shares, they vest on the third anniversary of the grant.

The Non-Employee Directors’ Common Stock and Deferred Compensation Plan has two features: a mandatory common stock feature; and an optional deferred compensation feature. Each non-employee Director has two accounts in the plan: a stock account for the accumulation of units that are equivalent to shares of common stock, and on which amounts equal to cash dividends on the shares of UIL Holdings’ common stock represented by stock units in the account accrue as additional stock units; and a cash account for accumulation of the Director’s fees payable in cash that the Director elects to defer, and on which interest accrues at the prime rate in effect at the beginning of each month at Citibank, N.A.

Under the common stock feature of the plan, a credit of stock units to each non-employee Director’s stock account in the plan is made on or about the first day of March in each year, unless the Director elects to receive shares of common stock in lieu of having an equivalent number of stock units credited to his or her stock account. Each annual stock account credit consists of a number of whole and fractional stock units equal to the sum of 200 plus the quotient resulting from dividing the retainer fee for the first quarter of the year by the market value of UIL Holdings’ common stock on the date of the credit.

Under the deferred compensation feature of the plan, a non-employee Director may elect to defer receipt of all or part of (i) his or her retainer fee for service during the second, third and fourth quarters of each year, (ii) his or her committee chairperson fees, and/or (iii) his or her meeting fees, that are payable in cash. All amounts deferred are credited when payable, at the Director’s election, to either the Director’s cash account or to the Director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings’ common stock on the date the fee is payable) in the plan.

All amounts credited to a non-employee Director’s cash account or stock account in the plan are at all times fully vested and nonforfeitable, and are payable only upon termination of the Director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings’ common stock.

SHAREOWNER RETURN PRESENTATION

The line graph appearing below compares the yearly change in UIL Holdings’ cumulative total shareowner return on its common stock with the cumulative total return on the S&P Composite-500 Stock Index, the S&P Public Utility Index and the S&P Electric Power Companies Index for the period of five fiscal years commencing 2001 and ending 2005.

	2000	2001	2002	2003	2004	2005
UIL	$100	$109	$80	$110	$132	$126
S&P 500	100	87	67	84	92	95
S&P Pub. Uty.	100	68	45	55	66	74
S&P El. Co.	100	80	65	78	95	107

*

Assumes that the value of the investment in UIL Holdings’ common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested. For purposes of this graph, the yearly change in cumulative shareowner return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the year, assuming dividend reinvestment, and (B) the difference in the fair market value at the end and the beginning of the year, by (ii) the fair market value at the beginning of the year. The changes displayed are not necessarily indicative of future returns measured by this or any other method.

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Committee is comprised of six independent Directors, and acts under a written charter adopted by the Board of Directors. On January 23, 2006, the Board of Directors reviewed its Audit Committee Charter. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and New York Stock Exchange and is posted on the Corporation’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

The Committee’s meetings are structured and conducted to facilitate and encourage open communications between the Committee and UIL Holdings’ internal audit staff, between the Committee and UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, and between the Committee and UIL Holdings’ executive management. During these meetings, the Committee has reviewed and discussed with management and PricewaterhouseCoopers the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2005 and audited financial statements for the year ended December 31, 2005. Discussions with PricewaterhouseCoopers have also included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers has also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers, the Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2005, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the years ended December 31, 2005 and December 31, 2004, PricewaterhouseCoopers billed UIL Holdings the following fees for services rendered:

	2005	2004
Audit Fees (1)	$1,113,513	$1,225,045
Audit-Related Services Fees	0	2,500
Tax Fees	36,455	116,200
All Other Fees	0	0

Total Fees Billed	$1,149,968	$1,343,745

(1)

For the audit of UIL Holdings’ annual financial statements for the year ended December 31, 2005 and 2004, for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q, and for comfort or consent letters in connection with financing transactions. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

Included in the category “Audit-Related Services Fees” in 2004 were fees billed in connection with providing a consent for the employee benefit plan audit. Included in the “Tax Fees” category were fees billed for state of Connecticut tax matters in 2005, personal property tax filings in 2004, and other tax compliance work. After review and discussion, the Committee has concluded that PricewaterhouseCoopers’ provision of non-audit services to UIL Holdings is compatible with maintaining PricewaterhouseCoopers’ auditor independence. The Committee has adopted a policy requiring pre-approval by the Committee before PricewaterhouseCoopers is engaged for any non-audit services and all of the fees noted in the chart above were approved by the Committee.

AUDIT COMMITTEE

Mark C. Breslawsky

John F. Croweak

F. Patrick McFadden, Jr.

Daniel J. Miglio (Chair)

William F. Murdy

James A. Thomas

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on October 31, 2005, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2006. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider the selection of that firm. The Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent public registered accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DATE FOR SUBMISSION OF PROPOSALS BY SECURITY HOLDERS

Shareowners who intend to present proposals for action at the 2007 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 7, 2006 in order to be included in the proxy statement and form of proxy for that meeting.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission. UIL Holdings intends to include a copy of its Annual Report on Form 10-K, including the financial statements included in the annual report, along with the Proxy. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Susan E. Allen, Vice President Investor Relations, Corporate Secretary and Treasurer, UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 6, 2006	SUSAN E. ALLEN
Vice President Investor Relations,
Corporate Secretary and Treasurer

APPENDIX A

UIL HOLDINGS CORPORATION

INDEPENDENCE OF DIRECTORS

APPENDIX A

UIL HOLDINGS CORPORATION

INDEPENDENCE OF DIRECTORS

A majority of the directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with UIL. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the New York Stock Exchange listing requirements (NYSE rules). In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of UIL’s independence guidelines, this determination will be disclosed and explained in the next proxy statement.

In accordance with the NYSE rules, determinations made prior to November 4, 2004 under the guidelines in section (a) below will be based upon a director’s relationships with UIL during the 12 months preceding the determination. Determinations made on or after November 4, 2004 under the guidelines in section (a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made prior to November 4, 2004 under the guidelines in section (b) below will be based upon the extent of commercial relationships during the last completed fiscal year; thereafter, such determinations will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

(a) A director will not be independent if:

(i)	the director is employed by UIL, or an immediate family member is an executive officer of UIL;

(ii)

the director receives any direct compensation from UIL, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	an immediate family member receives more than $100,000 per year in direct compensation from UIL;

(iv)

the director is affiliated with or employed by UIL’s present or former independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by UIL’s present or former independent auditor; or

1

(v)	a UIL executive is on the compensation committee of the board of directors of a company which employs the UIL director or an immediate family member as an executive officer.

(b) A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee (or if an immediate family member is an executive officer) of another company that has done business with UIL during the evaluation period, and the sales by that company to UIL or purchases by that company from UIL, in the last completed fiscal year, exceed the greater of (x) two percent of the annual consolidated gross revenues of that company or (y) $1 million.

(c) A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and UIL’s discretionary charitable contributions to the organization in any one fiscal year during the evaluation period exceed the greater of (x) two percent of that organization’s total annual consolidated gross revenues or (y) $1 million.

March 2006

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DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed North 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

ANNUAL MEETING OF SHAREOWNERS OF

UIL HOLDINGS CORPORATION

May 10, 2006

Common Stock Proxy

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER
- OR - INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

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YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please vote your proxy promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

Please detach along perforated line and mail in the envelope provided. IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	ELECTION OF BOARD OF DIRECTORS			(2)	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	o Thelma R. Albright o Marc C. Breslawsky
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o Arnold L. Chase o John F. Croweak o Betsy Henley-Cohn		Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)	o John L. Lahey o F. Patrick McFadden, Jr. o Daniel J. Miglio o William F. Murdy o James A. Thomas o Nathaniel D. Woodson		The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareowners and the Proxy Statement furnished therewith and, in their discretion, such other persons as the present Board of Directors shall determine, if one or more of said nominees is unable to serve.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:•

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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UIL HOLDINGS CORPORATION

COMMON STOCK PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Lahey, or F. Patrick McFadden, Jr. (in the absence of Mr. Lahey), or Betsy Henley Cohn (in the absence of Messrs. Lahey and McFadden) as proxy, for and in the name of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of the common stock of UIL Holdings Corporation that the undersigned held on March 7, 2006 and is entitled to vote at the Annual Meeting of the Shareowners to be held on Wednesday, May 10, 2006, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

This proxy card, when properly signed and returned to UIL Holdings Corporation, will be voted in the manner indicated on the reverse side. Unless otherwise directed on the reverse side, the undersigned’s vote will be cast for the election of all nominees listed to the Board of Directors and for item (2).

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(k)/ESOP (KSOP) PLAN (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 PM EST on May 5, 2006, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

(Continued and to be signed on the reverse side.)

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